EXHIBIT 99.1

Clearfield Elects Rebecca Seidel and Kathleen Skarvan to the Board of Directors

MINNEAPOLIS, Oct. 29, 2025 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ: CLFD), a leader in community broadband fiber connectivity, today announced the election of Rebecca Seidel and Kathleen Skarvan to its Board of Directors, effective December 10, 2025.

“We are pleased to welcome Rebecca and Kathleen to Clearfield’s Board of Directors,” said Ronald G. Roth, Clearfield’s Chairman of the Board. “Both Rebecca and Kathleen bring deep operational and strategic expertise that will enhance our board’s collective strength and support Clearfield’s long-term growth. We would also like to extend our sincere thanks to Chip Hayssen and Don Hayward, who will be retiring from the Board at the end of their term in late February, for their dedicated service and their significant contributions to Clearfield’s success.”

Ms. Seidel will serve on the Company’s Audit Committee and its Compensation Committee while Ms. Skarvan will serve on the Company’s Audit Committee and its Nominating and Corporate Governance Committee.

New Board Member Biographies

Rebecca Seidel is a global P&L leader with over 20 years of experience in MedTech and is recognized as a visionary thought leader with strategic capability to drive growth through mergers and acquisitions, innovation, and market transformation. As Senior Vice President and President of Cardiac Ablation Solutions at Medtronic plc, a global $34 billion revenue medical technology company, she has overall responsibility for a $1 billion revenue business focused on pioneering medical device products and services. Ms. Seidel has a strong foundation in electrical engineering, and has successfully led the acquisition and integration of four companies totaling nearly $2 billion of investment and transformed the business from a single-product organization to a dynamic growth engine delivering next-generation care through multiple groundbreaking product launches. Leveraging her extensive experience scaling production and operational excellence, she has advanced both existing markets and created new markets to accelerate to double-digit growth. Ms. Seidel earned a Bachelor’s degree in Electrical Engineering from Milwaukee School of Engineering and a Master’s degree in Information Technology from Capella University, and was recognized in 2025 with the Milwaukee School of Engineering “Wall of Distinction Award.”

Kathleen Skarvan is an experienced Board Director, accomplished CEO, and transformational strategic leader with financial and operational discipline in B2B and B2C markets. She currently serves as a Director on two public company boards – Electromed, Inc., where she was appointed Chair in 2023 following her tenure as President and CEO from 2012 to 2023, and Citizens Community Bancorp, Inc., where she serves as Chair of the Risk Oversight Committee and as a member of the Audit Committee. Earlier in her career, Ms. Skarvan spent over 30 years in high technology executive and general management roles, including Senior Vice President and President of Hutchinson Technology’s Disk Drive Division, its largest business unit with $300 million in revenue and 3,500 employees. She is recognized for her transformational leadership style and brings a wealth of knowledge in technology products and services within highly regulated industries, delivering shareholder value through market strategy development and designing and overseeing comprehensive risk management systems. Ms. Skarvan has received numerous industry awards, including The Healthcare Technology Report’s “Top 25 Women Leaders in Medical Devices of 2021” and the Minneapolis/St. Paul Business Journal’s “Women in Business” honor in 2018. She holds a Bachelor’s degree from St. Cloud State University and is a graduate of the University of Minnesota’s Carlson School of Business Executive Program.

About Clearfield, Inc.

Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures, and distributes fiber optic management, protection, and delivery solutions that play a critical role in enabling broadband operators to close the digital divide. Our labor lite, craft-friendly platform is leveraged by community broadband, MSOs, incumbent service providers, ISPs, data centers, military, municipalities, and coops - from homes passed to homes connected faster and more efficiently. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Investor Relations Contact:
Greg McNiff
The Blueshirt Group
773-485-7191
clearfield@blueshirtgroup.com